Exhibit (18)

Calculation of Filing Fee Tables
N-14
(Form Type)

BLACKROCK TCP CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(a)	30,000,000	N/A	$250,373,079	0.0001476	$36,955.06	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Total Offering Amounts						$250,373,079		$36,955.06
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$36,955.06

(1)
The number of shares to be registered represents the maximum number of shares of the Registrant’s common stock estimated to be issuable pursuant to the merger agreement described in the enclosed document. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to: (1) $3.45, the average of the high and low prices per share of BlackRock Capital Investment Corporation’s common stock (the securities to be canceled in the merger) on October 4, 2023, as reported on the Nasdaq Global Select Market, multiplied by (2) 72,571,907, the maximum number of shares of common stock of BlackRock Capital Investment Corporation that may be exchanged for shares of the registrant’s common stock in accordance with the terms of the merger agreement.